EXHIBIT 12


                OCCIDENTAL PETROLEUM CORPORATION AND SUBSIDIARIES
       COMPUTATION OF TOTAL ENTERPRISE RATIOS OF EARNINGS TO FIXED CHARGES
                      (Amounts in millions, except ratios)

                                           Three Months Ended                                                  Year Ended
                                                     March 31                                                 December 31
                                        ---------------------   ---------------------------------------------------------
                                             2003        2002        2002        2001        2000        1999        1998
=====================================   =========   =========   =========   =========   =========   =========   =========
Income from continuing
   operations(a)                        $     437   $     183   $   1,548   $   1,418   $   1,785   $     699   $     400
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
Add:
   Provision for taxes on
     income (other than foreign
     and gas taxes)                           475          52         428         172         871         306         204
   Interest and debt expense(b)               133          77         309         111         540         515         576
   Portion of lease rentals
     representative of the interest
     factor                                     7           7           6           7           6          31          36
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------
                                              615         136         743         590       1,417         852         816
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------

Earnings before fixed charges           $   1,052   $     319   $   2,291   $   2,008   $   3,202   $   1,551   $   1,216
                                        =========   =========   =========   =========   =========   =========   =========
Fixed charges
   Interest and debt expense
     including capitalized
     interest(b)                        $     134   $      79   $     321   $     417   $     543   $     522   $     594
   Portion of lease rentals
     representative of the interest
     factor                                     7           7           6           7           6          31          36
                                        ---------   ---------   ---------   ---------   ---------   ---------   ---------

   Total fixed charges                  $     141   $      86   $     327   $     424   $     549   $     553   $     630
                                        =========   =========   =========   =========   =========   =========   =========

Ratio of earnings to fixed charges           7.46        3.71        7.00        4.74        5.83        2.80        1.93
=====================================   =========   =========   =========   =========   =========   =========   =========

(a) Includes (1) minority interest in net income of majority-owned subsidiaries having fixed charges and (2) income from less-than-50-percent-owned equity investments adjusted to reflect only dividends received.
(b) Includes proportionate share of interest and debt expense of 50-percent-owned equity investments.